Exhibit 99.1

FOR IMMEDIATE RELEASE
May 6, 2005

For More Information, Contact:
Willard “Chuck” Lewis
Chief Operating Officer
(404) 653-2815

Citizens Bancshares Corporation Announces First Quarter Earnings for 2005

ATLANTA, May 6, 2005 /PRIMEZONE/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its 2005 first quarter earnings of $0.22 per diluted share compared to $0.32 per diluted share for the same period in the previous year.  The decline in earnings per share is primarily due to a planned reduction of the Company’s investment portfolio.  Average investments decreased $23 million or 22 percent from the first quarter of 2004 to the first quarter of 2005 as the Company restructured its investment portfolio to reduce interest rate risk in a rising rate environment.  As a result, total revenues for the first quarter of 2005 declined slightly by $162,000.  Net income in the first quarter of 2005 was $460,000 compared to $662,000 in the first quarter of 2004.  Noninterest income rose 5 percent to $1,256,000 in the first quarter 2005 compared to the same period a year ago.  Noninterest expense increased 3 percent to $4,169,000 from $4,037,000 primarily due to salaries and benefit expenses.  The Company decided to provide annual raises in the first quarter of 2005 instead of throughout the year, and started accruing bonuses for 2005 in anticipation of meeting certain earnings performance goals.

Gross loans, net of unearned income, were $211,105,000 at the end of the first quarter of 2005, compared to $210,537,000 at the end of December 31, 2004.  Loan growth evened out for the first quarter of 2005 as a significant outstanding loan in the amount of $2.5 million paid-off in March 2005.  There was solid growth in deposits for the first quarter of 2005.  Total deposits were $277,471,000 at March 31, 2005, compared to $266,502,000 at December 31, 2004.  Noninterest-bearing deposits grew 15 percent over the previous quarter, and interest-bearing deposits grew 1.2 percent.  The Company used the excess liquidity provided by the growth in deposits to reduce its Federal Home Loan Bank borrowing by $15 million from the outstanding balance of $30 million at December 31, 2004.

The Company continues to improve its credit quality during the first three months of 2005.  Nonperforming assets declined $810,000 to $3,273,000 for the three-month period ended March 31, 2005.  As a percent of total assets, nonperforming assets improved by 19 percent to 1.00 percent at March 31, 2005 compared to 1.23 percent at December 31, 2004.  For the first quarter of 2005, the provision for loan losses was $105,000 compared to $300,000 for the same period in 2004, representing a decline of 65 percent.  The allowance for loan losses was $3,360,000 in the first quarter of 2005, compared to $3,183,000 at December 31, 2004. At March 31, 2005, the allowance for loan losses was 103 percent of the nonperforming assets compared to 78 percent at December 31, 2004.  At March 31, 2005, the Company considered its allowance for loan losses to be adequate.

The Company’s capital remains strong at March 31, 2005.  Comparing March 31, 2005 to March 31, 2004, shareholders’ equity increased 2.4 percent from $25,227,000 at March 31, 2004 to $25,827,000 at March 31, 2005.  The Company and the Bank had Tier 1 leverage, Tier 1 risk based and total risk-based capital ratios at March 31, 2005 of 9 percent, 13 percent and 15 percent, respectively. Both the Company and the Bank are considered to be “well capitalized” for regulatory purposes.

CTB has been a partner in the Atlanta community since 1921. The goal from its inception is to promote financial stability and business development, to stress the principle of thrift and to make home ownership possible for more people. The bank currently operates in four separate markets in Georgia and Alabama.  With nearly $330 million in assets, the 84-year-old bank maintains its position among the top 3 African American commercial banks nationwide. Through its parent company, Citizens Bancshares Corporation, CTB offers its common stock on the OTC Bulletin Board under the trading symbol, CZBS. Visit Citizens Trust Bank on the World Wide Web at www.CTBConnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

SOURCE: Citizens Bancshares Corporation